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                                                                   EXHIBIT 10.33

                               AMENDMENT NO. 2 TO
                               EXTENSION AGREEMENT

THIS AMENDMENT NO. 2 TO EXTENSION AGREEMENT (this "Amendment") is made by and between Warp Technology Holdings, Inc. ("Warp") and Gupta Holdings, LLC ("Gupta") as of this 8th day of December, 2004.

WHEREAS, ISIS Capital Management, LLC ("ISIS") and Gupta are parties to that certain Membership Interest Purchase Agreement dated September 2, 2004 (the "MIPA") and to that certain Extension Agreement dated September 27, 2004 (as amended by that certain Amendment No 1 to Extension Agreement made by and between ISIS and Gupta as of the 13th day of October, 2004, the "Extension Agreement"); and

WHEREAS, ISIS has assigned all of its rights as the Purchaser under the MIPA to Warp, and Warp has assumed all of the obligations of ISIS as the Purchaser under the MIPA (provided that ISIS remains liable to the extent set forth in Section
8.6 of the MIPA); and

WHEREAS, Warp and Gupta wish to amend the Extension Agreement as follows:

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

      1. DEFINITIONS. All capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning given them in the MIPA.

      2. NON-REFUNDABLE FEE. Pursuant to Section 2 of the Extension Agreement, ISIS has paid Gupta one million dollars ($1,000,000) to extend the Closing Date under the MIPA to October 15, 2004. Pursuant to Section 6 of the Extension Agreement, Warp has paid Gupta one million dollars ($1,000,000) to extend the Closing Date under the MIPA to November 1, 2004. The term "Non-Refundable Fee" shall refer to the one million dollars ($1,000,000) initially paid by ISIS plus the incremental one million dollars ($1,000,000) paid by Warp for such incremental extension.

      3. EXTENSION OF CLOSING DATE. Upon Gupta's receipt of the Note (as defined below), (i) the "Closing Date" under the MIPA is hereby amended from November 1, 2004 to January 3, 2005 and (ii) Section 6 of the Extension Agreement is hereby deleted in its entirety. For the avoidance of doubt, the parties agree that (i) there is no continuing breach under the MIPA due to any failure to close on or before November 1, 2004, (ii) the Note is paid by Warp for the extension of the Closing Date to January 3, 2005, and is not refundable to Warp for any reason whatsoever, including without limitation the non-occurrence of a Closing under the MIPA (provided that Warp is not hereby waiving any rights under the MIPA concerning Gupta's obligations to close or otherwise), and (iii) the Note is separate and apart from, and shall not be applied to, Warp's satisfaction of the Cash Payment under the MIPA.

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      4.    NOTE. Warp agrees to issue to Gupta simultaneously herewith a note
            (the "Note") pursuant to which Warp promises to pay Gupta the amount of One Million Five Hundred Thousand Dollars ($1,500,000), or at Gupta's election to convert such amount into shares of Warp's common stock, par value $0.00001 par value, in either case in accordance with the terms set forth in the Note. The Note will be in the form of Exhibit A attached hereto.

      5. NO OTHER AMENDMENTS. In the event of any conflict with the Extension Agreement and this Amendment, this Amendment shall control. Except as set forth in this Amendment, the Extension Agreement shall in all other respects remain unchanged.

      6. MISCELLANEOUS. Sections 9 (Governing Law; Jurisdiction) and Section 10 (Miscellaneous) of the Extension Agreement shall apply to this Amendment

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IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the date first set forth above.

WARP TECHNOLOGY HOLDINGS, INC.

By: /s/ Gus Bottazzi

Name: Gus Bottazzi

Title: President

GUPTA HOLDINGS, LLC

By: /s/ Eva M. Kawalski

Name: Eva M. Kawalski

Title: Vice President & Secretary

ACKNOWLEDGED AND AGREED:

ISIS CAPITAL MANAGEMENT, LLC

By: /s/ Ernest Mysogland

Name: Ernest Mysogland

Title: Managing Member

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